Exhibit 10.1

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Restructuring Agreement

of

Fujian Fujun Gene Biotech Co., Ltd

This Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd (this “Agreement”) is made and entered into by and among the following parties on May 7, 2021 (the “Date of Signing”):

1.

Fujian Fujun Gene Biotech Co., Ltd, a limited liability company validly organized and legally existing under the laws of the People’s Republic of China (“China”, which, for the sole purpose of this Agreement, excludes Hong Kong, Macao and Taiwan) (“Fujian Fulgent”);

2.	Fulgent Investment Development Limited (Hong Kong), a limited liability company validly organized and legally existing under the laws of Hong Kong (“Fulgent”);

3.	Shenzhen Mingrui Consulting Co., Ltd, a limited liability company validly organized and legally existing under the Laws of China (“Shenzhen Mingrui”);

4.	Shenzhen Fujin Gene Technology Co., Ltd, a limited liability company validly organized and legally existing under the Laws of China (“Shenzhen Fujin”);

5.	Xilong Scientific Co., Ltd, a joint stock company validly organized and legally existing under the Laws of China (“Xilong Scientific”);

6.	Fuzhou Jinqiang Investment Partnership(Limited Partnership), a limited partnership validly organized and legally existing under the Laws of China (“Fuzhou Jinqiang”);

7.	Hanlin GAO, ID Card No.: ***, a natural person of Chinese nationality (together with “Fulgent”, “Shenzhen Mingrui” and “Shenzhen Fujin”, the “Fulgent Entities”);

8.	Shaoyi CHEN, ID Card No.: ***, a natural person of Chinese nationality.

Each of the said parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”. For the purpose of this Agreement, “Laws of China” shall mean all laws, administrative regulations, rules, regulations, policy documents, regulations, decisions and policy documents of the local government or local government departments then in force of China.

WHEREAS:

1.	As of the Date of Signing, the registered capital of Fujian Fulgent is CNY 100 million and its shareholding structure is set forth in Annex 1 hereto.

2.

Shenzhen Fujin, Xilong Scientific and Fuzhou Jinqiang entered into a Cooperation Agreement on the Joint Investment to Establish Fujian Fujun Gene Biotech Co., Ltd. and the Supplementary Agreement to the Cooperation Agreement on the Joint Investment to Establish Fujian Fujun Gene Biotech Co., Ltd. on April 1st, 2016 (the “Cooperation Agreement”);

3	The Parties agree to restructure the shareholding structure of Fujian Fulgent and to construct a VIE structure in accordance with the terms and conditions of this Agreement (the “Restructuring”).

THEREFORE, the Parties hereto, based on the principle of equality and mutual benefit, enter into the following agreement with respect to the Restructuring.

Article 1          Restructuring Arrangement

The Parties agree to complete the Restructuring in accordance with the steps set out below in this Article:

1.1	Domestic shareholding structure adjustment

1.1.1	Equity Transfer by Existing Shareholders

(i)

Xilong Scientific agrees to transfer the registered capital of CNY 40,500,000 held by it in Fujian Fulgent (corresponding to 40.50% equity of Fujian Fulgent) to Shenzhen Fujin (“Xilong Equity Transfer”) at the price of CNY 1 (“Xilong Equity Transfer Price”). Fuzhou Jinqiang shall then agree to Xilong Equity Transfer and waive the right of first refusal. Xilong Scientific acknowledges that Shenzhen Fujin does not need to actually pay Xilong Equity Transfer Price, and Xilong Scientific shall issue a confirmation letter to Shenzhen Fujin for receipt of all Xilong Equity Transfer Price upon the execution of the equity transfer agreement on Xilong Equity Transfer. Shenzhen Fujin, Xilong Scientific and Fuzhou Jinqiang agree that, upon the completion of the Xilong Equity Transfer, they shall sign an articles of association of Fujian Fulgent, which shall include (but not be limited to) the following contents: (1) the board of directors of Fujian Fulgent shall consist of 3 directors, 2 of which shall be appointed by Shenzhen Fujin, 1 of which shall be the management of Fujian Fulgent nominated by Xilong Scientific, and the chairman shall be a director appointed by Shenzhen Fujin; (2) the chairman shall be the legal representative of the company.

(ii)

Fuzhou Jinqiang agrees to transfer its equity of 4.5% (corresponding to registered capital of CNY 4,500,000 in Fujian Fulgent) to Shenzhen Fujin (“Jinqiang Equity Transfer”, together with “Xilong Equity Transfer”, the “Equity Transfer of Existing Shareholders”) at the price of CNY 1 (“Jinqiang Equity Transfer Price”). Xilong Scientific shall then agree to Jinqiang Equity Transfer and waive the right of first refusal. Fuzhou Jinqiang acknowledges Shenzhen Fujin does not need to actually pay the Jinqiang Equity Transfer Price, and Fuzhou Jinqiang shall issue a confirmation letter to Shenzhen Fujin for receipt of all Jinqiang Equity Transfer Price upon the execution of the equity transfer agreement on Jinqiang Equity Transfer.

(iii)

Xilong Scientific and Fuzhou Jinqiang shall respectively sign with Shenzhen Fujin the equity transfer agreement, the resolution of the board of shareholders, the articles of association (or amendment to the articles of association) of Fujian Fulgent and other necessary documents related to the Equity Transfer of Existing Shareholders. Fujian Fulgent shall be responsible for completing the industrial and commercial registration of changes related to the Equity Transfer of Existing Shareholders and bear the corresponding expenses. The Parties further agree that, the condition for completing the equity transfer by existing shareholders (including relevant industrial and commercial registration of change) is that they have executed the Cayman Shares Transfer Agreement (as defined in Article 1.2.2(i) hereof) and that, with respect to the Xilong Equity Transfer, the board of shareholders (or any other competent authority) of Xilong Scientific has duly approved the Xilong Equity Transfer.

(iv)	Upon the completion of the Equity Transfer of Existing Shareholders, the subscribed registered capital and shareholding ratio of each shareholder of Fujian Fulgent are as follows:

Shareholder	Registered Capital (CNY)	Shareholding Ratio
Shenzhen Fujin	75,000,000	75.00%
Xilong Scientific	10,500,000	10.5%
Fuzhou Jinqiang	14,500,000	14.5%
Total	100,000,000	100%

1.1.2	Employee Shareholding Platform

(i)

The Parties agree that, Hanlin GAO, as the general partner, and the entity designated by Fulgent, as the limited partners, will establish a limited partnership, which will serve as a shareholding platform for employee stock ownership incentive (the “Employee Shareholding Platform”).

(ii)

Shenzhen Fujin agrees to transfer the registered capital of CNY 10,500,000 held by it in Fujian Fulgent (corresponding to 10.50% of equity of Fujian Fulgent) to the Employee Shareholding Platform (“Fujin Equity Transfer”) at the price of CNY 1 (“Fujin Equity Transfer Price”). Xilong Scientific and Fuzhou Jinqiang shall then agree to Fujin Equity Transfer and waive the right of first refusal. Shenzhen Fujin acknowledges that the Employee Shareholding Platform does not need to actually pay Fujin Equity Transfer Price, and Shenzhen Fujin shall issue a confirmation letter to the Employee Shareholding Platform for receipt of all Fujin Equity Transfer Price upon the execution of the equity transfer agreement on Fujin Equity Transfer.

(iii)

Shenzhen Fujin, Xilong Scientific and Fuzhou Jinqiang shall cooperate in signing the resolution of the board of shareholders, the articles of association of Fujian Fulgent and other necessary documents related to the Fujin Equity Transfer. Fujian Fulgent shall be responsible for completing the industrial and commercial registration of changes related to the Fujin Equity Transfer and bear the corresponding expenses. The Parties further agree that, the condition for the commercial and industrial registration of change with respect to the Fujin Equity Transfer is that the Parties have executed the Cayman Shares Transfer Agreement (as defined in Article 1.2.2(i) hereof) and Fulgent VIE Agreements (as defined in Article 1.2.2 (iii)), and the Parties have executed relevant Equity Transfer Agreement relating to the equity transfer by existing shareholders.

(iv)	Upon the completion of Fujin Equity Transfer, the subscribed registered capital and shareholding ratio of each shareholder of Fujian Fulgent are as follows:

Shareholder	Registered Capital (CNY)	Shareholding Ratio
Shenzhen Fujin	64,500,000	64.50%
Xilong Scientific	10,500,000	10.50%
Fuzhou Jinqiang	14,500,000	14.50%
Employee Shareholding Platform	10,500,000	10.50%
Total	100,000,000	100%

1.1.3	Paid-in capital contribution and shareholder loan

(i)

Xilong Scientific, Shenzhen Fujin and Fuzhou Jinqiang acknowledge that, as of the Date of Signing, they have paid CNY 60,500,000, CNY 30,113,690 and CNY 0 to Fujian Fulgent respectively. Fujian Fulgent, Xilong Scientific, Shenzhen Fujin and Fuzhou Jinqiang agree that Xilong Scientific and Shenzhen Fujin shall no longer make the remaining payment (if any) to Fujian Fulgent and that Fujian Fulgent shall convert the corresponding amount of capital reserve into paid-in capital contributions of relevant shareholders.

(ii)

Xilong Scientific agrees to enter into a written loan agreement (“Loan Agreement”) with Fujian Fulgent and its subsidiaries, Fuzhou Furui Medical Laboratory Co., Ltd and Shanghai Fulgent Biotechnology Co., Ltd, agreeing that the loans of CNY 38,108,504.69 previously lent by Xilong Scientific to the related parties shall be repaid on December 31, 2022. The interest will be calculated from June 1, 2021 at a rate of 4.97% per annum (calculated on actual days if it is less than one year), and Shenzhen Fujin will provide a guarantee for the said loan.

1.2	Construction of VIE structure

Fulgent, Xilong Scientific and Fuzhou Jinqiang agree to construct the VIE structure for Fujian Fulgent as agreed in Article 1.2.

1.2.1	Establishment of entities

(i)

Xilong Scientific shall, as soon as possible after the signing of this Agreement, complete the filing and registration procedures with the competent department of development and reform, the ministry of commerce, and the administration of foreign exchange in the place where it is located (“ODI Filing”) with respect to Xilong Scientific and Fuzhou Jinqiang’s overseas investment.

(ii)

Fulgent shall be responsible for establishing a limited liability company in the Cayman Islands (the “Cayman Company”). The authorized share capital of the Cayman Company shall be USD 50,000, with a par price of USD 0.0001 per share, for a total of 500,000,000 authorized shares. The Cayman Company shall issue 69,000,000 ordinary shares to Fulgent (or its designated entity, as applicable). Xilong Scientific and Fuzhou Jinqiang acknowledge that, in order to avoid violation of relevant requirements of ODI Filing, Xilong Scientific and Fuzhou Jinqiang shall not hold any shares of the Cayman Company prior to the completion of ODI Filing. Upon completion of the ODI Filing, Fulgent shall cause the Cayman Company to issue 102,000,000 ordinary shares to Xilong Scientific and 29,000,000 ordinary shares to Fuzhou Jinqiang. After the issuance of the aforesaid shares, the Cayman Company’s equity structure shall be as follows:

Shareholder	Number of Shares	Type of Shares	Shareholding Ratio
Fulgent	69,000,000	Ordinary share	34.50%
Xilong Scientific	102,000,000	Ordinary share	51.00%
Fuzhou Jinqiang	29,000,000	Ordinary share	14.50%
Total	200,000,000	/	100%

(iii)

Fulgent, Xilong Scientific and Fuzhou Jinqiang agree that after the establishment of the Cayman Company, Cayman Company shall establish a limited liability company wholly owned by the Cayman Company in Hong Kong (the “Hong Kong Company”) and Hong Kong Company shall establish a wholly foreign-owned enterprise (the “WFOE”) in Shenzhen. The Parties agree that the Hong Kong Company shall have one director and the WFOE shall have an executive director, and the director of the Hong

Kong Company, the executive director and the legal representative of the WFOE shall be those persons designated by Fulgent.

1.2.2	Shares Transfer by the Cayman Company

(i)

Xilong Scientific, after acquiring the appropriate shares in Cayman Company in accordance with Article 1.2.1(ii) above, shall enter into an agreement for transfer of shares in Cayman Company (the “Cayman Shares Transfer Agreement”) with Fulgent (or its designated entity, as applicable) to transfer 81,000,000 ordinary shares in Cayman Company to Fulgent (or its designated entity, as applicable) (the “Cayman Shares Transfer”) at a price of CNY 122 million (or equivalent in USD) (the “Cayman Shares Transfer Price”). Upon execution of the Cayman Shares Transfer Agreement, Xilong Scientific shall cooperate with Fulgent and the Cayman Company to update the register of shareholders of the Cayman Company as soon as possible and register the aforesaid shares of the Cayman Company in the name of Fulgent (or its designated entity, as applicable). Upon the completion of the Cayman Shares Transfer, Cayman Company’s shareholding structure shall be as follows:

Shareholder	Number of Shares	Type of Shares	Shareholding Ratio
Fulgent	150,000,000	Ordinary share	75.00%
Xilong Scientific	21,000,000	Ordinary share	10.50%
Fuzhou Jinqiang	29,000,000	Ordinary share	14.50%
Total	200,000,000	/	100%

(ii)

Fulgent agrees that the Cayman Company shall repurchase at par 21,000,000 ordinary shares held by Fulgent in the Cayman Company upon the completion of the Cayman Shares Transfer (the “Cayman Shares Repurchase”), and reserve such 21,000,000 ordinary shares (the “Option Pool”) for the purpose of an employee stock ownership plan (“ESOP”) to be established in the future. Upon the completion of the Cayman Shares Repurchase, the Cayman Company’s shareholding structure (at the fully diluted basis) shall be as follows:

Shareholder	Number of Shares	Type of Shares	Shareholding Ratio
Fulgent	129,000,000	Ordinary share	64.50%
Xilong Scientific	21,000,000	Ordinary share	10.50%
Fuzhou Jinqiang	29,000,000	Ordinary share	14.50%
Option Pool (reserved)	21,000,000	Ordinary share	10.50%
Total	200,000,000	/	100%

(iii)

The Cayman Shares Transfer Agreement shall stipulate that the conditions for Fulgent (or its designated entity, as applicable) to pay the Cayman Shares Transfer Price in full are at least the following (the “Conditions of Payment”): (1) all matters set forth in Article 1.1 hereof have been completed to the satisfaction of Fulgent, and the Parties concerned shall have paid to the relevant tax authorities all taxes and fees due to all matters set forth in Article 1.1 and Article 1.2 hereof in accordance with applicable laws; (2) Shenzhen Fujin, Xilong Scientific, Fuzhou Jinqiang, the Employee Shareholding Platform, Fujian Fulgent and WFOE have entered into the VIE control agreements in a form and content satisfactory to Fulgent (“Fulgent VIE Agreements”), and Shenzhen Fujin, Xilong Scientific, Fuzhou Jinqiang and the Employee Shareholding Platform have pledged all the equity held by them in Fujian Fulgent to WFOE in accordance with the Fulgent VIE Agreements and completed the registration of equity pledge; (3) the register of shareholders of the Cayman Company has been updated in accordance with Article 1.2.2 (i) and 1.2.2 (ii) hereof; (4) the Cayman Company has made an effective resolution to reserve the Cayman Company’s 21,000,000 ordinary shares as an Option Pool; (5) the articles of association of the Cayman Company have been amended to state that the board of directors of

Cayman Company shall consist of [3] directors, [2] of which shall be appointed by Fulgent (or its designated entity, as applicable) and [1] of which shall be the management of Fujian Fulgent nominated by Xilong Scientific; (6) the register of directors of the Cayman Company has recorded that the board of directors of the Cayman Company has been constituted in accordance with item (5) above; (7) the register of shareholders, articles of association, register of directors and relevant resolutions of the Cayman Company as mentioned in items (3) - (6) above have been filed with the registry of Cayman Company; (8) the Parties have executed the loan agreement to the satisfactory of Fulgent (9) there is no material breach of this Agreement by any Party hereto other than the Fulgent Entities (including but not limited to no Party’s breach of any undertaking under Article 1.4 hereof). Xilong Scientific shall cooperate with other relevant Parties to satisfy all the Conditions of Payment as soon as possible after the execution of the Cayman Shares Transfer Agreement. Fulgent (or its designated entity, as applicable) shall pay the Cayman Share Transfer Price to Xilong Scientific in a lump sum within 5 business days after the payment Conditions are fully met. If Fulgent (or its designated entity, as applicable) fails to make the payment in accordance with the said provisions, Shenzhen Fujin shall transfer the equity of Fujian Fulgent acquired in accordance with Article1.1.1 (i) hereof to Xilong Scientific free of charge.

(iv)

Shenzhen Fujin, Xilong Scientific and Fujian Fulgent shall, and each Party shall cause the Employee Shareholding Platform and WFOE to, sign the Fulgent VIE Agreements as soon as possible after the establishment of the WFOE. Shenzhen Fujin and Xilong Scientific shall, and Hanlin GAO shall cause the Employee Shareholding Platform to, as soon as possible complete the registration of equity pledge for pledge of all their equity of Fujian Fulgent to WFOE in accordance with the Fulgent VIE Agreements. The Parties further acknowledge that the conditions for Shenzhen Fujin to sign the Fulgent VIE Agreements and complete the registration of equity pledge is that those specified in items (3) - (6) of Article 1.2.2 (iii) hereof have been completed.

(v)

Fulgent, Xilong Scientific and Fujian Jinqiang respectively acknowledge that their respective investments in Fujian Fulgent prior to the Restructuring shall not be invested abroad in the Cayman Company and then into the registered capital of the WFOE, the tax base loss arising from their future transfer of shares in Cayman Company due to which shall be borne by themselves.

1.3	ESOP

1.3.1

Fulgent, Shenzhen Fujin, Xilong Scientific and Fuzhou Jinqiang agree to establish ESOP by Fulgent upon completion of the VIE structure construction described in Article 1.2 hereof. Relevant incentive recipient shall actually contribute to the Employee Shareholding Platform and receive options of the Cayman Company in accordance with the specific requirements of ESOP. The first batch of options shall be exercised at the time of grant, upon confirmation of achievement of the performance indicators of 2021 at the end of 2021, upon confirmation of achievement of the performance indicators of 2022 at the end of 2022 and upon confirmation of achievement of the performance indicators of 2023 at the end of 2023, respectively. At such time, relevant persons shall pay to the Employee Shareholding Platform the exercise price in accordance with ESOP, which shall be calculated in accordance with the valuation of Fujian Fulgent at the time of execution of this Agreement in the amount of CNY 200 million. Fulgent shall decide on whom to distribute and how many to distribute in accordance with the ESOP. Fulgent and Hanlin GAO agree to cause the Employee Shareholding Platform to use all the capital contributions received from the partners for the actual capital contribution to Fujian Fulgent, and the part beyond the registered capital of Fujian Fulgent subscribed by the Employee Shareholding Platform to be included in Fujian Fulgent's capital reserve fund.

1.3.2

Xilong Scientific further agrees that the total voting rights of Fulgent (or its designated entity, as applicable) in the Cayman Company shall be increased by a certain amount in addition to the voting rights represented by the 129,000,000 ordinary shares of the Cayman Company that it actually holds. The number of such voting rights shall be equal to the number of voting rights of the ordinary shares (i.e., 21,000,000 ordinary shares) corresponding to Cayman Company’s reserved 10.5% Option Pool.

1.4	Commitment with respect to the Transitional Period

1.4.1

From the Date of Signing to the date of completion of the Restructuring (the “Transitional Period”), Fujian Fulgent shall, and Xilong Scientific and Fujian Fulgent shall cause all subsidiaries of Fujian Fulgent (which, together with Fujian Fulgent, as the “Group Companies”) to, carry on their business in the ordinary course of business, use their best efforts to maintain the integrity of business organization, maintain relations with third parties and retain existing managers and employees, and maintain the status quo (other than normal wear and tear) of all assets and property owned or used by the Group Companies.

1.4.2

During the Transitional Period and during normal working hours, Xilong Scientific and Fujian Fulgent shall provide to Fulgent and its representatives such information as they may reasonably request concerning the Group Companies, including but not limited to providing Fulgent’s appointed lawyers, accountants and other representatives with full access to all accounts, records, contracts, technical information, personnel information, management information and other documents of the Group Companies. Xilong Scientific and Fujian Fulgent agree that Fulgent shall have the right to conduct a prudent review of the Group Companies’ finances, assets and operations at any time during the Transitional Period. In addition, Xilong Scientific, Fuzhou Jinqiang or Fujian Fulgent shall immediately notify Fulgent in writing of any breach or threatened breach of this Agreement by Xilong Scientific, Fuzhou Jinqiang or Fujian Fulgent.

1.4.3

During the Transitional Period, Xilong Scientific and Fujian Fulgent shall promptly notify Fulgent in writing of the following matters and discuss with Fulgent the impact of such matters on the Group Companies to ensure that the Group Companies will operate stably in a reasonable manner:

(i)

any change in the share capital structure, financial position, assets, liabilities, business, prospects or operations of any Group Company which has or is likely to have any material adverse effect on such Group Company;

(ii)

signing by any Group Company of any agreement containing abnormal terms (including but not limited to long-term and harsh terms) or outside the normal course of business and any agreement or proposal or intention relating to the foregoing; and

(iii)	progress of approval/registration by government departments (as applicable).

1.4.4

From the Date of Signing to the date of completion of the Restructuring (the “Exclusive Period”), unless Fulgent agrees in writing in advance, Xilong Scientific, Fuzhou Jinqiang and Fujian Fulgent shall and shall cause their affiliates and advisors and their respective directors, executives and representatives (i) to work together with Fulgent and its affiliates on an exclusive basis in connection with the Restructuring; (ii) not to enter into any other transaction similar to the Restructuring or in conflict with the transaction contemplated by this Agreement (any such transaction is a “Third-party Transaction”); (iii) to immediately terminate any discussion or negotiation with any person with respect to a Third-party Transaction, and thereafter refrain from conducting or undertaking any discussion or negotiation with any person with respect to a Third-party Transaction, and refrain from providing any information to any person with respect to a Third-party Transaction; and (iv) not to encourage or do any other act to facilitate any inquiries or recommendations with respect to a possible Third-party Transaction. If Xilong Scientific, Fuzhou Jinqiang or Fujian Fulgent receives any inquiries from any other Party in connection with a possible Third-party Transaction, Fulgent shall be promptly notified.

1.4.5

Unless otherwise agreed by Fulgent in writing, Fujian Fulgent shall not, and Xilong Scientific and Fujian Fulgent shall cause the Group Companies not to, do any of the following during the Transitional Period (except for those related to the Restructuring):

(i)	to increase, decrease, distribute, issue, acquire, repay, transfer, pledge or redeem any registered capital or equity;

(ii)

to take any action that may result in dilution of Fulgent’s interest in the Cayman Company or Fujian Fulgent after the completion of the Restructuring by amending its articles of association or by reorganization, merger, sale of share capital, merger, disposal of assets or otherwise;

(iii)	to sell, lease, transfer, license or assign any assets, except in the ordinary course of business in a manner consistent with past operations;

(iv)	to assume or incur debts, liabilities, obligations or expenses in excess of CNY 200,000 (or its equivalent in another currency), other than those arising in the ordinary course of business;

(v)	to make any capital expenditure in excess of CNY 200,000 (or its equivalent in another currency), except for those made in the ordinary course of business;

(vi)	to create any security interest or encumbrance in any asset;

(vii)	to declare, pay and undertake the distribution of any dividend;

(viii)	to enter into any transaction with affiliates;

(ix)	to make or be a party to any acquisition;

(x)	to establish any subsidiary or acquire any equity or other interest in any other entity;

(xi)	except as expressly provided herein, to create or pass any employee equity incentive plan of the company, or grant or promise to grant options to employees;

(xii)	agree or undertake to do any of the said actions, including but not limited to the execution of term sheets, commitment letters and consent letters.

1.4.6

The Parties other than the Fulgent Entities undertake that, without prior written consent of Fulgent, they will not license or authorize (whether paid or free) to any third party Fulgent's trade secrets, know-how and patents obtained by them for any reason, or use such trade secrets, know-how and patents in any form of cooperation with any third party (whether paid or free) during the Transitional Period.

1.5	Taxes and fees

Each Party shall bear their respective taxes and fees incurred in connection with the Restructuring. Among them, Xilong Scientific shall, within 7 days upon receipt of the full amount of Cayman Share Transfer Price, declare and pay the taxes ("Taxes under Document No.7") to the competent tax authority, and provide the tax payment voucher to Fulgent within 3 business days after the relevant tax payment is settled. If Xilong Scientific fails to pay the Taxes under Document No.7 on schedule and in full and causes losses to the Fulgent entities, Xilong Scientific promises to compensate the relevant Fulgent entities for all losses. Notwithstanding the foregoing, if the transaction is not fully completed due to no fault of the Fulgent Entities, Xilong Scientific shall bear 50% of all taxes and fees incurred by Fulgent in connection with the transaction. Such taxes and fees include professional service fees incurred by Fulgent Entities and its advisers (including but not limited to legal counsel, financial adviser and other advisory bodies) in drafting this Agreement, other relevant agreements referred to herein and other documents related to the Restructuring, participation in negotiations, and establishment of the VIE structure.

Article 2          Representations and Warranties

2.1	Each Party hereby make the representations and warranties as follows:

2.1.1

in case it is a natural person, it has full capacity for civil conduct to sign and perform this Agreement and to assume legal obligations hereunder; in case it is an entity, it is an entity legally registered and validly existing under the laws of the place where it is registered.

2.1.2

in case it is a natural person, it has the right to enter into and perform this Agreement without any approval or authorization; in case it is an entity, it performs this Agreement within its power and scope of business, and it has obtained the necessary internal authorization and the consent and approval of any third party and government department, and does not violate any legal or contractual restrictions that are binding or have an impact on it.

2.1.3	This Agreement, once executed, shall constitute a legal and valid legal document binding upon it and enforceable against it.

Article 3          Effectiveness, Supplement, Modification, Amendment and Termination

3.1	The annexes hereto shall form an integral part of this Agreement and shall be supplementary to and have the same legal effect as the body text of this Agreement.

3.2	This Agreement shall come into force upon being signed by all Parties hereto.

3.3

This Agreement may be modified or altered upon consensus of the Parties hereto through consultation. Any modification or alternation shall be made in writing and shall become effective after being signed by all Parties hereto.

3.4	This Agreement may be terminated if the Parties hereto agree to do so in writing.

3.5	Effect of Termination

3.5.1

After the termination of this Agreement in accordance with Article 3.4, unless otherwise agreed by the Parties, the Parties hereto shall cooperate to restore to the state at the time of signing this Agreement or other state confirmed by the Parties through negotiation. Any tax and cost incurred in the process of restoring the status shall be borne by the Parties concerned.

3.5.2

Upon termination of this Agreement, all rights and obligations of the Parties hereunder shall come to an end. Any party shall not have any other claim against other party under or for the termination of this Agreement, except for the liability under Article 4 hereof.

Article 4          Liabilities for Breach

4.1

If any Party breaches the provisions hereof and fails to perform the Agreement in whole or in part, it shall be liable for breach of contract and indemnify the other Party for losses resulting therefrom (including legal costs and attorney's fees arising therefrom). In case of breach by more than one Party, each Party shall bear the corresponding liability based on the actual situation.

Article 5          Force Majeure

5.1

In the event of an earthquake, typhoon, flood, fire, military action, strike, riot, war, or other unforeseeable events of force majeure beyond the reasonable control of any Party hereto (each “Force Majeure Event”), which prevents the performance of this Agreement, such Party shall immediately notify the other Parties without delay and shall, within fifteen (15) days after such notice is given, provide detailed information and supporting documents of such event, explaining the reason for the failure or delay in performing all or part of its obligations hereunder. The Parties shall, through consultation, seek to find and implement a solution acceptable to all Parties.

5.2

In case of any Force Majeure Event, the Party affected shall not be liable for any damage, cost increase or loss suffered by any other Party as a result of failure or delay in performance of its obligations hereunder due to the Force Majeure Event, and such failure or delay in performance hereof shall not be deemed to be a breach of this Agreement. The Party claiming a Force Majeure Event shall take appropriate measures to reduce or eliminate the impact of the Force Majeure Event and attempt to resume performance of the obligations delayed or hindered by the Force Majeure Event as soon as possible.

5.3

If a Force Majeure Event or its effect prevents one or both Parties from performing all or part of their obligations hereunder for a period of more than one (1) month, the Parties not affected by the force majeure shall have the right to terminate this Agreement and release part of their obligations hereunder or delay the performance hereof.

Article 6Information Disclosure

6.1

The terms and rules relating to this Agreement and its annexes (including all terms and the existence of this Agreement and any related documents) are confidential information. Except as otherwise stipulated, the Parties hereto shall not disclose such confidential information to any third party, provided, however, that Xilong Scientific, as an listed company in the A-share market, may disclose relevant information about this Transaction.

6.2

Each Party shall keep confidential all proprietary or confidential data and information related to the Group Companies or their business, or belonging to other Parties, or disclosed by any Party at any time for the negotiation of this Agreement, or for establishing or operating the Group Company, or relevant contents of this Agreement (“Confidential Information”), and shall not disclose such information to any third party or person other than the Parties hereto, the Group Company, the professional consultants and the relevant government departments.

6.3

Each Party agrees and undertakes to procure its appointed directors not to use any Confidential Information for the purpose of exercising their functions as directors or for any purpose other than the purpose of carrying out the business of the Group Companies, provided that such directors may use the same when they report to their appointing Parties, but such appointing Parties shall fulfill the confidentiality obligations hereunder.

6.4

Notwithstanding the foregoing, the Parties shall have the right to reveal the Restructuring to its own investors, partners, fund management companies, investment banks, accountants, legal counsel, potential investors in good faith, employees, lenders and business partners, provided that the individual or organization receiving the information has agreed to keep the information confidential.

6.5	The restrictions set forth in Article 6 shall not apply to information disclosed in the following circumstances:

(i)	any information required to be disclosed or used by the Laws or any regulatory authority of China;

(ii)

any information required to be disclosed or used in any judicial proceedings arising out of this Agreement or any other agreement entered into pursuant to this Agreement or reasonably disclosed to the tax authorities;

(iii)

any information disclosed to the professional counsel of each Party, provided that each Party shall require such professional consultant to comply with the provisions of Article 6 with respect to such Confidential Information as if it were a Party hereto;

(iv)	any information that has entered the public domain for any reason not attributable to the Parties hereto; and

(v)	any information disclosed or used by all other Parties with prior written approval.

If the Confidential Information is disclosed for any of the said reasons set forth in (i) or (ii), the Party disclosing the information shall discuss the disclosure and submission of the information with the other Parties at a reasonable time before the disclosure or submission of the information, and shall, as far as possible, make the receiving Party keep the part of the information disclosed or submitted confidential if the other Parties requires the disclosure or submission of the information.

Article 7          Governing Law and Disputes Settlement

7.1

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by, and construed in accordance with, the Laws of China. However, in case any matter related to this Agreement are not provided for in the published Laws of China, general international business practices shall apply, mutatis mutandis, to the extent permitted by the Laws of China.

7.2

Any and all disputes arising out of or in connection with the performance of this Agreement shall be settled by the Parties through friendly negotiation. If any dispute cannot be settled through negotiation within fifteen (15) days after the occurrence of such dispute, any Party shall have the right to submit such dispute to the Shenzhen International Arbitration Court for arbitration in accordance with the arbitration rules of such court in effect at that time. The arbitration shall be conducted in accordance with the ordinary arbitration procedures. The language of arbitration shall be Chinese. The place of arbitration is Shenzhen. The arbitral award shall be final and binding upon both Parties.

7.3	During the settlement of the dispute, each Party shall continue to have its other rights hereunder and shall continue to perform its corresponding obligations under this Agreement.

Article 8          Supplementary Provisions

8.1	Headings used herein are for reference only and shall not affect the meaning or interpretation of any provision hereof.

8.2

Except as amended, supplemented or modified in writing after execution hereof, this Agreement and its annexes constitute the entire agreement between the Parties with respect to the Restructuring and supersede any prior agreements (including but not limited to the

Equity Transfer Agreement of Fujian Fujun Gene Biotech Co., Ltd signed by the Parties hereto on May 6, 2021, the “Prior Agreements”), term sheets, memoranda of understanding, representations or other obligations (whether written or oral, including any form of communication) between the Parties with respect to the Restructuring. In case of any inconsistency between such agreements (including but not limited to the Prior Agreements), term sheets, memoranda of understanding, representations or other obligations (whether written or oral, including any form of communication) and this Agreement, this Agreement shall prevail.

8.3

If any provision of this Agreement is invalid or unenforceable under any applicable Laws of China, such provision shall be deemed to be non-existent from the beginning without affecting the validity of the other provisions of this Agreement. The Parties hereto shall, to the extent permitted by law, negotiate and determine new terms to ensure that the intention of the original terms is fully realized.

8.4	This Agreement shall be binding upon the successors and assignees of each Party. The said successors and assignees shall have the rights and interests hereunder.

8.5

Except as otherwise provided herein, any Party’s failure or delay in exercising any right, power or privilege hereunder shall not constitute its waiver of such right, power or privilege, nor any single or partial exercise of such right, power or privilege shall preclude the exercise of any other right, power or privilege.

8.6	This Parties agree that, the Cooperation Agreement shall be terminated upon the Date of Signing of this Agreement.

8.7

This Agreement is made in eight copies, with each Party holding one of them which shall have the same legal effect. A photocopy or scanned copy of the signed page sent by the Parties by fax or e-mail shall be deemed to be a signed original and shall have the same legal effect as the original.

[End of the body text]

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Fujian Fujun Gene Biotech Co., Ltd. (seal)

/s/ Shaoqun Huang
Name: Shaoqun HUANG
Title: Legal Representative

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Fulgent Investment Development Limited (seal)

/s/ Ming Hsieh
Name: MING HSIEH
Title: Director

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Shenzhen Mingrui Consulting Co., Ltd. (seal)

/s/ Xiaoyong Yang
Name: Xiaoyong YANG
Title: Legal Representative

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Shenzhen Fujin Gene Technology Co., Ltd. (seal)

/s/ Hanlin Gao
Name: Hanlin GAO
Title: Legal Representative

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Xilong Scientific Co., Ltd. (seal)

/s/ Weipeng Huang
Name: Weipeng HUANG
Title: Legal Representative

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Fuzhou Jinqiang Investment Partnership (Limited Partnership) (seal)

/s/ Shaoyi Chen
Name: Shaoyi CHEN
Title: Executive Partner

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Hanlin GAO

/s/ Hanlin Gao

Signature page of the Restructuring Agreement of Fujian Fulgent Biotechnology Co., Ltd.

[No body text below. This is the signature page of the Restructuring Agreement of Fujian Fujun Gene Biotech Co., Ltd.]

Shaoyi CHEN

/s/ Shaoyi Chen

Annex 1          Shareholding Structure of Fujian Fulgent

Name	Subscribed Capital Contribution (CNY)	Paid-in Capital Contribution (CNY)	Shareholding Ratio
Shenzhen Fujin Gene Technology Co., Ltd.	30,000,000	30,113,690	30%
Xilong Scientific Co., Ltd.	51,000,000	60,500,000	51%
Fuzhou Jinqiang Investment Partnership(Limited Partnership)	19,000,000	0	19%